AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     AMENDMENT NO. 1, dated as of October 1, 1998 (the "Amendment"), to Employment Agreement dated as of August 18, 1997 (the "Employment Agreement"), between ImageMax, Inc., a Pennsylvania corporation (the "Company") and James D. Brown, a resident of Pennsylvania (the "Employee"); all capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

     WHEREAS, the Company desired to employ Employee and Employee desired to be employed by the Company upon the terms and conditions set forth in the Employment Agreement; and

     WHEREAS, the Company and the Employee desire to amend certain terms and conditions of the Employment Agreement as further set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

     SECTION 1. Amendment to Section 9.6. Section 9.6(d) of the Employment Agreement is amended and restated in its entirety as follows:

     "(d) In the event of termination of Employee's employment hereunder pursuant to clause (iii) in Section 9.7(a) above, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. In addition, in such case Employee shall be entitled to receive Base Salary and Benefits for the thirty (30) months following the effective date of such termination (the "Additional Amount"). Employee, at his sole option, may receive the Additional Amount paid either (i) monthly for thirty (30) months, or (ii) in one payment on the effective date of such termination, in which case the value of the Benefits otherwise payable will be monetized, and such payment of the Additional Amount will be discounted at the then current Federal Short Term Rate as defined in the Internal Revenue Code of 1986, as amended."

     SECTION 2. Employment Agreement as Amended. The terms "Agreement" and "Employment Agreement" as used in the Employment Agreement shall be deemed to refer to the Employment Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Employment Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     SECTION 3. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company and Employee any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company and the Employee.


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     SECTION 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely in such state.

     SECTION 5. Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 6. Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

                                     IMAGEMAX, INC.



                                     By: /s/ Lewis E. Hatch, Jr.
                                         -------------------------
                                         Name: Lewis E. Hatch, Jr.


                                         /s/ James D. Brown
                                         -------------------------
                                         James D. Brown




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